MULTI-MEDIA/CORPORATE IMAGING AGREEMENT

This Agreement is hereby entered effective this _______ day of _________ 2001 between GTMH Holdings (OTCBB: GTMH) the ("Client"), David W. Keaveney and Jason M. Genet the ("Members").

RECITALS

Members are being retained by Client to create a Multimedia CD ROM, Corporate Imaging, Marketing Material ("New Product"), Phase One. Assist Client in the distribution and marketing, make reasonable effort to organize, produce and supervise corporate imaging, advertising and marketing, as approved by Client, Phase Two.

With respect to providing the services, Members agree to make itself available for reasonable amounts of time and upon reasonable notice, devote reasonable and good faith attention to Client's needs. Specific assignments, however, will be mutually agreed upon and may incur additional fees to the Client but not over the cost of $500 with out prior consent from Client. It is understood that Members do not perform investment advisory services and/or advise any person or entity to buy or sell the Client's stock. Members are providing bona fide services and is not directly or indirectly promoting or maintaining a market for the Client's securities.

"Statement of Work" which is attached, provides a descriptive outline of the "New Product".

1. INDEPENDENT CONTRACTOR STATUS

Members are acting as an independent contractor, and not as an employee or partner of the Client. As such, neither party has the authority to bind the other, nor make any unauthorized representations on behalf of the other.

2. COMPENSATION, PHASE ONE

Prior to beginning Phase One, (see "Statement of Work", attached), Client agrees to compensate Members One Hundred and Thirty Thousands (130,000) freely tradable shares in Clients stock. Upon satisfactory completion of Phase One, Client will sign "satisfaction of work form" (delivered to Client upon completion of Phase One). In addition, the Client shall reimburse Members for it's out-of-pocket expenses related to or regarding its efforts on behalf of the Client for including, but not limited to, telecommunication, travel, third-party advertising, production costs, postage and mail processing. It is mutually agreed by both parties that BIM needs Client approve for expenses over $500.

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3. COMPENSATION, PHASE TWO

Prior to beginning Phase Two, (see "Statement of Work", attached), Client agrees to compensate Members the sum of Twenty Thousand (20,000) shares of Client's freely tradable securities.

4. PAYMENT

Within five (5) business days of the signing of this Agreement, Client agrees to deliver to Members the initial sum of 130,000 freely tradable securities to begin Phase One of this Agreement. The shares should be issued as follows:

65,000 to David W. Keaveney

65,000 to Jason M. Genet

Upon the completion of Phase One and once the balance of Twenty Thousand (20,000) freely tradable shares are delivered to Members (identical issuance of shares as above), Members will begin Phase Two. Once Client has proofed all work to be error free, any changes made after final proof will result in additional costs.

If the foregoing is agreeable, please indicate your approval by signing and dating below and returning by fax or mail.

Signed: _________________________ Signed: ________________________

Dated: __________________________ Dated: ________________________

David W. Keaveney Title: ________________________

Member Company: ______________________

Signed: ________________________

Dated: _________________________

Jason M. Genet

Member

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"Statement of Work"

Below are the detailed services associated with performing Phase One and Phase Two as agreed to in this contract.

PHASE ONE

Due Diligence

Design review

Story Board CDROM

Gather content

Travel for Photo shoot and video production

One-page corporate fact sheet (blocks of 1,000) insert for case

Building of Mini CD ROM Business Cards (blocks of 1,000) specific to one product (Additional cards can be produced)

Label inserts for DVD Cases (blocks of 1,000)

Silk-Screen (blocks of 1,000) CD ROMS

Burning of CD ROM (blocks of 1,000)

PHASE TWO

Co-create Investment Marketing Plan

Assist in the dissemination and marketing of "New Product"

Organize, produce and supervise corporate imaging

Advertising and marketing of "New Product"

Build of Corporate fact sheet

Story Board Webmercia; 30 - 60 seconds in length

Create CD Cover

Create Logo

Create Insert Sleeve

Create Multimedia CD ROM to include Flash Application (blocks of 1,000)

Assist in marketing and distribution; domestic and global

Organize, produce and supervise corporate imaging